Exhibit 99.1

    Playtex Products Appoints Ronald Gordon to Board of Directors

    WESTPORT, Conn.--(BUSINESS WIRE)--March 28, 2005--Playtex Products, Inc. (NYSE:PYX), announced the appointment of Ronald B. Gordon to the Playtex Board of Directors.
    Mr. Gordon is an experienced consumer products executive, most recently having served as the President and Chief Operating Officer of Nice-Pak Products, Inc. He has held several executive positions at well known companies including Playtex during the 1980's.
    Mr. Gordon was Chief Executive Officer of Beiersdorf North America from 1997 through 2001. He founded and ran his own investment firm from 1994-1997, and was the President and Chief Operating Officer of Goody Products Inc. from 1990-1994. Mr. Gordon was the Executive Vice President of Playtex Family Products Corporation, the predecessor to Playtex Products, Inc., during the 1980's. Mr. Gordon began his career at Procter and Gamble in 1966.
    Mr. Gordon is a former director of the Cosmetic, Toiletry & Fragrance Association and former Associate Trustee of the University of Pennsylvania. Mr. Gordon holds a master's degree from Columbia University, and a bachelor's degree from the University of Pennsylvania. Mr. Gordon is a Director of Oil-Dri Corporation of America and LaDove Inc.
    Chief Executive Officer, Neil DeFeo, stated, "We are pleased to add Ron Gordon to our Board of Directors. In addition to having run Playtex during the 1980's, he brings a wealth of industry knowledge to the table. We expect his contributions will be quite valuable."

    Playtex Products, Inc. is a leading manufacturer and distributor of a diversified portfolio of personal care and consumer products, including Playtex tampons, Playtex infant feeding products, Wet Ones, Banana Boat, Baby Magic, Diaper Genie, Mr. Bubble, Playtex gloves, Binaca and Ogilvie.

    With the exception of the historical information contained in the release, the matters described herein contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company's control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to, general economic conditions, interest rates, competitive market pressures, the loss of a significant customer, raw material and manufacturing costs, capacity limitations, the ability to integrate acquisitions, adverse publicity and product liability claims, capital structure, the impact of weather conditions on sales, and other factors detailed in the Company's reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update such information.

    CONTACT: Playtex Products, Inc.
             Laura Kiernan, 203-341-4262